EXHIBIT 16.1

February 18, 2011

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:           Alumifuel Power Corporation
EIN: 88-0448626

Commissioners:

We were previously the principal accountants for Alumifuel Power Corporation, and we reported on the financial statements of Alumifuel Power Corporation as of December 31, 2009 and January 31, 2009, and for the years ended December 31, 2009 and January 31, 2009.  We have not provided any audit services to Alumifuel Power Corporation since the audit of the December 31, 2009 financial statements.  We did conduct quarterly reviews on the interim financial statements of Alumifuel Power Corporation through September 30, 2010. Effective February 14, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated February 18, 2011.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Cordovano & Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado